Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated September 9, 2022, with respect to our audit of consolidated financial statements of Haoxin Holdings Limited and Subsidiaries as of December 31, 2021 and for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

We were dismissed as auditors on November 1, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

New York, New York

May 9, 2023